To our Stockholders:

July 1, 2002

We would like to take this opportunity to review our performance for the fiscal year ended June 30, 2002. In our last letter to our stockholders, which was printed in our 2001 Annual Report, we set forth the following three objectives:

1)       Securing long-term equity financing;

2) Achieving commercial validation of our technology by accelerating our efforts to identify new, and consummate pending, commercial partnerships through licensing or joint ventures in the Ag-Bio field; and

3) Strengthening our patent protection and beginning to establish the potential value of our discovery in the human and animal life science field.

Successfully securing long-term equity financing was our highest priority and was essential to supporting our other two objectives. Despite the difficult capital markets environment, during fiscal 2002, we attracted several significant, new investors, including Stanford Venture Capital Holdings, and we raised an aggregate of $6.5 million in new equity capital. In addition, certain Board members who previously had provided bridge financing to Senesco participated in the new equity financing by converting their bridge loans into equity alongside the new investors. Our current capital provides us with sufficient cash to fund operations for approximately two years, but additional long-term funding remains a high ongoing priority for management.

The capital increase also enabled us to qualify for listing on the American Stock Exchange (Amex) and on May 17, 2002, we commenced trading on Amex under the ticker symbol SNT.

At our last stockholders meeting on November 29, 2001, we announced the signing of our first license agreement with Harris Moran Seed Company, a subsidiary of the French Cooperative Limagrain, for lettuce and melons. We are encouraged by the progress of our research collaboration with Harris Moran. The project's timelines are on track with large-scale field testing to be conducted in calendar 2003.

Our joint venture with Rahan Meristam, which studies the effect of our technology on bananas, is also progressing as planned. This collaboration, established in 1999, has a development timeline of approximately 5 years. Banana plants containing Senesco technology are expected to be tested in field plantings during calendar 2002. We have continued to advance discussions with potential commercial partners, and have recently announced a new development agreement with ArborGen, LLC for incorporation of our technology into forestry products. We continue to diligently pursue many industry contacts and we look forward to announcing additional agreements in the coming fiscal year.

The validation of the research regarding our technology's application to the life science industry continued to make significant progress. We have filed patent applications related to our discoveries, including the potential application of our technology in the fields of neuro-degenerative and ocular conditions, inflammatory disease and cancer.

We have already taken initial steps by identifying research labs and designing initial model experiments for some of the potential applications.

During fiscal 2002, we added significant strength to our Scientific Advisory Board (SAB) and Board of Directors:

o Charles A. Dinarello, M.D., Professor of Medicine at the University of Colorado and a member of the U.S. National Academy of Sciences, joined the SAB.

o Russell L. Jones, Ph.D., Professor at the University of California, Berkeley, a prominent researcher of plant cell biology and cell death, joined the SAB.

o    David Rector, Consultant, was elected to the Board of Directors.

All three new members have already made valuable contributions to our success.

Although the nature of our business requires a long-term time horizon to reap the rewards of our discoveries, we believe that our technologies have significant commercial value. We are consistently achieving the milestones set forth in our discussions and presentations. We believe that pro-active communication with our stockholders within the rules set forth by the Securities and Exchange Commission is a vital and important task of management. We look forward to the future development of Senesco, and we will continue to keep you informed about our progress.

Yours sincerely,


Ruedi Stalder
Chairman


Bruce C. Galton
President & CEO